ORIGINAL

DATED THIS 29TH DAY OF JULY 2019

BETWEEN

MAMMOTH EMPIRE ESTATE SDN. BHD.
(COMPANY NO. 725536-T)

[VENDOR]

AND

TOGL TECHNOLOGY SDN. BHD.
(COMPANY NO. 1248393-W)

[PURCHASER]

SALE AND PURCHASE AGREEMENT

[PARCEL : LEVEL BASEMENT 1

LOCATED AT : SOHO 2, EMPIRE DAMANSARA]

VENDOR'S SOLICITORS

MESSRS LEE, PERARA & TAN
Advocates & Solicitors
No. 55, Jalan Thambipillay,
Brickfields,
50470 Kuala Lumpur
Wilayah Persekutuan Kuala Lumpur

Tel. No. 03-22734307
Fax No. 03-22735176

[Ref. 2019/00265/GC/il]

10

ORIGINAL

LHDNMLHDNMLHDN
00083
MALAYSIA
RM10.00
31.07.2019
1101200020
PEJABAT SETEM DUTA
012049300401

AN AGREEMENT made this 29th day of July 2019

BETWEEN

1. **MAMMOTH EMPIRE ESTATE SDN. BHD. [Company No. 725536-T]**, a company incorporated in Malaysia under the laws of Malaysia and having its registered address at 68-3A, Jalan Pasar, 41400 Klang, Selangor Darul Ehsan (hereinafter called "**the Vendor**") of the one part

AND

2. The party(ies) whose name(s) and particulars are set out in Part I of the **FIRST SCHEDULE** hereto (hereinafter called "**the Purchaser**") of the other part.

RECITALS

WHEREAS :

(A) The Vendor is the registered and beneficial owner of all that piece of land held under Master Title :- Pajakan Negeri No. Hakmilik 108379, Lot 73786 (formerly known as H.S. (D) 256295, P.T. No. 47371) in the Mukim of Sungai Buloh, District of Petaling, State of Selangor in area measuring approximately 2.15 hectares (hereinafter referred to as "**the said Land**").

(B) The said Land is charged to **Bank Kerjasama Rakyat Malaysia Berhad** with its registered office at 21st Floor, Bangunan Bank Rakyat, Jalan Tangsi, 50732 Kuala Lumpur (hereinafter referred to as the "**Master Chargee**") as security for some facilities granted by the Master Chargee to the Vendor.

(C) The Vendor has developed the said Land into an integrated mixed commercial development provisionally known as **EMPIRE DAMANSARA** (hereinafter referred to as "**the Project**") comprising of, inter alia, the Hotel, Studio Office Suites, Small Office Hip Offices (SOHO), Office Units, Detached Offices, Retail Shops, Block Theater, Block Jewel and any other building(s) and structures, erected or to be erected on the said Land which are collectively referred to as **"the Complex"** and the individual parcels located within any of the building(s) and forming part of the Complex shall collectively be referred to as **"the Units"**, where the context so permits shall refer to all of them or any one or more of them.

(D) The Vendor has agreed to sell and the Purchaser has agreed to purchase all that commercial premises in the Project located at **Level Basement 1** of the Small Office Hip Offices (SOHO) known as **SOHO 2, EMPIRE DAMANSARA** as the same is more particularly delineated in RED in the Floor Plan annexed to the **SECOND SCHEDULE** measuring approximately **4,370 square feet in total built-up area** (hereinafter referred to as **"the Property"**) free from all encumbrances and with vacant possession, more particularly described in Part II of the **FIRST SCHEDULE** hereto for the price as described in Part III of the First Schedule (hereinafter referred to as **"the Purchase Price of the Property"**) subject to the terms and conditions hereinafter contained.

(E) The separate strata title to the Property has not yet been issued.

(F) The Certificate of Completion and Compliance in respect of SOHO 2, EMPIRE DAMANSARA has been issued by the Appropriate Authority.

(G) The Vendor hereby appoints Messrs. Lee, Perara & Tan, Advocates & Solicitors of No. 55, Jalan Thambipillay, Brickfields, 50470 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur (hereinafter referred to as **"the Vendor's Solicitors"**) as its solicitors to act on their behalf in respect of this Agreement.

(H) By a **Subscription Agreement** entered into or to be entered into by the parties thereto (hereinafter referred to as **"the said Subscription Agreement"**), the Vendor has agreed in consideration of, inter-alia, the Purchaser purchasing the Property, to subscribe and purchase from **Toga Limited**, a corporation incorporated under the laws of the State of Nevada (hereinafter referred to as **"the Company")** One Hundred and Eighteen Thousand One Hundred and Seventy Four (118,174) shares of the Company's common stock (hereinafter referred to as **"the Securities"**) for a consideration of United States Dollars One Million Four Hundred and Eighteen Thousand and Eighty Seven (USD1,418,087.00) as stated therein the Subscription Agreement (hereinafter referred to as **"the Purchase Price of the Securities"**) and on the terms and conditions set forth in the said Subscription Agreement which the Company has confirmed and accepted as at the date hereof. The Purchase Price of the Property shall be satisfied by the issuance of Fifty Four Thousand Six Hundred and Twenty Five (54,625) shares of the Company's common stock to the Vendor (hereinafter referred to as **"the Consideration Securities"**), pursuant to the said Subscription Agreement and which forms part of the Securities.

(I) The Purchaser declares that it is a wholly-owned subsidiary of the Company.

NOW IT IS HEREBY AGREED as follows:

1. Definitions and Interpretations

1.1 In this Agreement, where the context so admits –

(a) **"Agreement"** means this agreement and includes all its annexures, attachments, variations and amendments from time to time and at any time. The variations and amendments shall be approved or agreeable by Vendor in written form.

(b) **"Appropriate Authority"** means any authority for the time being authorised under any written law in force in Malaysia to approve building plans, subdivision of land, subdivision of building, the issue of documents of title/strata title and to enforce any other laws related thereto and includes any corporation or private agency licensed by the Appropriate Authority to provide electricity, water, telephone, sewerage services,

broadband, internet, telephony and data services and other related services.

(c) **"Car Park"** means such part of the Project designated by the Vendor as car park from time to time and at any time and where the context so permits shall refer to all of them or any one or more of them and/or the right of the Purchaser to use a car park allocated by the Vendor to the Purchaser subject to the terms and conditions to be agreed upon by the Vendor and the Purchaser in writing for the right to use the said car park. For the avoidance of doubt, the Car Park shall not form part of the Common Property or accessory parcel(s) of the Units.

(d) **"Certificate of Completion and Compliance (CCC)"** means the certificate of completion and compliance given or granted under the Street, Drainage and Building Act 1974 and any by-laws made under that Act certifying that the building(s) comprising the Complex has/have been completed and is/are safe and fit for occupation and where the context so permits, shall include partial Certificate(s) of Completion and Compliance.

(e) **"Common Facilities"** means such facilities serving the Project which may be subject to change from time to time and at any time at the Vendor's sole and absolute discretion.

(f) **"Common Property"** means such part of the Project which is not comprised in any of the Units (including any accessory parcel if any), or any provisional block as shown in an approved strata plan as may be amended from time to time with the approval of the Appropriate Authority which the Vendor shall deem fit and expedient so to designate including the airspace above the roof and any other part of any building or land in the Project; pipe, conduits and service risers penetrating any buildings in the Project; balconies, eaves, terraces, basements and other protrusions where constructed outside the Units; common passageways, common stairways and the installations equipment fixtures and fittings ducts and all other facilities used or capable of being used or enjoyed in common by all the purchasers and individual parcels in common with their respective permitted or authorised persons allowed to come to and on or in the Project but DOES NOT include any Car Park and retail space and shall not include any part of the said Land and/or the Project which the Vendor has the sole and absolute discretion to exclude as part of the Common Property from time to time and at any time. PROVIDED ALWAYS notwithstanding anything herein contained, the Vendor reserves the right to exclude any portion of the said Land and/or Project which has been described as Common Property to cease to form as part of the Common Property from time to time and at any time.

(g) **"Joint Management Body"** or **"JMB"** means the **EMPIRE DAMANSARA JOINT MANAGEMENT BODY** established pursuant to the Strata Management Act in respect of the Complex.

(h) **"Management Corporation"** or **"MC"** means the management corporation to be established pursuant to the Strata Titles Act in respect of the Complex.

(i) **"Parties"** means both the Vendor and the Purchaser and where the context so permits shall refer to both of them or any one of them.

(j) **"Purchaser"** includes the heirs, estates, personal and legal representatives, administrators, executors, successors-in-title and permitted assigns and where there are two or more persons included in the expression "the Purchaser" their liabilities under this Agreement shall be joint and several.

(k) **"Said Land"** means all that piece of land held under Master Title :- Pajakan Negeri No. Hakmilik 108379, Lot 73786 (formerly known as H.S. (D) 256295, P.T. No. 47371) in the Mukim of Sungai Buloh, District of Petaling, State of Selangor.

(l) **"Service Charge"** means such charges payable by the purchasers of the Units as may be determined from time to time by the Vendor or JMB prior to the issuance of strata titles to the Units and by the MC after the issuance of strata titles to the Units for the control, management, administration, repair, upkeep and maintenance of the Common Property, the Common Facilities and the Complex and includes but not limited to the costs of electrical power and water supply and all expenditure and expenses incurred by or incidental to the employment of personnel engaged in connection therewith. Such amount shall be calculated in accordance with the allocated share units assigned to the Property pursuant to the provisions of the Strata Management Act.

(m) **"Sinking Fund"** means the special account to be maintained by the Vendor, the JMB or MC, as the case may be, pursuant to the Strata Management Act.

(n) **"Strata Management Act"** means the Strata Management Act 2013 and includes any statutory modifications thereto or any re-enactment thereof.

(o) **"Strata Titles Act"** means the Strata Titles Act 1985 and includes any statutory modifications thereto or any re-enactment thereof.

(p) **"Vendor"** includes persons deriving title thereunder, its successors-in-title and assigns.

(q) **"Working Days"** shall mean a day other than Saturday, Sunday and a gazetted public holiday in the State of Selangor and Wilayah Persekutuan Kuala Lumpur.

1.2 Words importing the masculine gender shall be deemed and taken to include the feminine and neuter genders and the singular to include the plural and vice versa.

1.3 The heading herein are inserted for convenience and shall be ignored in the construction of the Agreement.

1.4 References to **"Schedule"** and **"Clause"** shall be construed as schedule and clause to and form part of this Agreement.

2. Agreement and Purchase Price

2.1 Subject to the terms and conditions hereinafter appearing, the Vendor shall sell and the Purchaser shall purchase the Property free from all encumbrances on an **"as is where is"** basis and with vacant possession for the Purchase Price of the Property.

2.2 The Purchaser shall be allowed to put up its signboard, billboard or sign-name in the Property, subject always to the approval of the Joint Management Body, the applicable house rules of the Joint Management Body and the approval of the relevant authority under applicable laws.

3. Payment of Purchase Price of the Property

3.1 It is hereby agreed between the Parties that the Purchase Price of the Property shall be paid by the Purchaser to the Vendor within **three (3) months** from the date of this Agreement (hereinafter referred to as **"the Completion Period'**) by setting off against the Purchase Price of the Securities as at the date of fulfilment of the following conditions, whichever is later :-

3.1.1 the Vendor procuring a letter of disclaimer from the Master Chargee to exclude the Property from any legal proceedings, if any, which may be instituted by the Master Chargee over the said Land and depositing the **original Letter of Disclaimer** in respect of the Property with the Vendor's Solicitors as stakeholders; and

3.1.2 the Purchaser having procured the Company to issue and deliver to the Vendor's Solicitors as stakeholders the **original Certificates** issued in favour of the Vendor and representing the Consideration Securities;

whereupon the sale and purchase herein shall be deemed completed and the Vendor's Solicitors shall thereafter release the original Letter of Disclaimer to the Purchaser and the original Certificates issued in favour of the Purchaser and representing the Securities to the Vendor.

3.2 In the event that either of the Parties are unable to comply with the provisions of **Clause 3.1** hereof for any reason whatsoever, the other Party shall be entitled at its absolute discretion to terminate this Agreement by a notice in writing to the other Party and **Clause 12** shall thereafter apply.

4. Deposit of Purchaser's documents

4.1. Upon execution of this Agreement, the Purchaser shall forthwith deposit with the Vendor's Solicitors the following documents: -

a) a certified true copy (by the Company Secretary) each of the Purchaser's latest Forms 24, 44, 49 (or its equivalent under the Companies Act, 2016) and Memorandum & Articles of Association or Constitution and Certificate of Incorporation; and

b) a certified true copy (by the Company Secretary) each of the Purchaser's Board of Directors' and Members' resolutions approving the purchase of the Property on the terms and conditions herein contained and authorising the affixation of the Purchaser's Common Seal onto this Agreement and all other documents relating thereto in accordance with the Purchaser's Articles of Association or Constitution.

5. Separate Strata Title And Transfer Of Title

5.1 The Vendor shall, at its own costs and expense and as expeditiously as possible do all things on its part to be fulfilled to cause the issuance by the Appropriate Authority of the separate Strata Title to the Property .

5.2 Upon the issuance of the strata title to the Property and subject to the payment of the full Purchase Price of the Property by the Purchaser to the Vendor in accordance with **Clause 3** and the due observance of all the terms and conditions herein provided by the Purchaser, the Vendor shall within twenty-one (21) days, execute a valid and registrable Memorandum of Transfer of the Property to the Purchaser, his heir or nominee or lawful assign, as the case may be.

5.3 Notwithstanding the provisions hereof, if the Purchaser shall fail to execute the Memorandum of Transfer as the transferee within twenty-one (21) days after being notified by the Vendor of the issuance of the separate strata title, the Vendor shall be entitled to impose the charges of administration fee of up to zero point five per centum (0.5%) of the Purchase Price of the Property or the prevailing market price, whichever is higher, and which sum must be paid by the Purchaser to the Vendor prior to the Vendor's execution of the Memorandum of Transfer .

5.4 In the event that consent of the State Authority is required under section 433B of the National Land Code, 1065, the Purchaser shall at its cost and expense, obtain the same to facilitate the transfer of ownership in the strata title from the Vendor to the Purchaser.

6. Consent To Assignment/Sub-Sale

6.1 Pending the issuance of the separate strata title to the Property and the transfer of title to the Purchaser and Provided That the Purchaser has fully paid the Purchase Price of the Property together with any monies due to be paid by the Purchaser to the Vendor in accordance with this Agreement and duly complied with all the terms and conditions and stipulations on the Purchaser's part contained herein and Subject Further To sub-clauses 6.2 and 6.3 hereof and such other terms and conditions as may be imposed by the Vendor, the Vendor shall not, withhold its consent to any intended sale, transfer or assignment by the

Purchaser to any third party (including any bank or financial institution) (hereinafter collectively referred to as "**the Sub-Sale**") and the Vendor shall endorse consent to the assignment accordingly.

6.2 The Purchaser shall pay to the Vendor six (6) months' advance in respect of the service charges and sinking fund in view of the Sub-Sale, which sum shall be payable together with the administrative fees pursuant to sub-clause 6.3 herein.

6.3 In consideration of the Vendor granting the consent pursuant to sub-clause 6.1 above, the Vendor shall be entitled to charge the Purchaser administrative fees. The administrative fees shall be a sum equivalent to one per centum (1%) of the sale price of the Property agreed upon between the Purchaser and the buyer or transferee or assignee of the Property in a subsequent sale transaction or the Purchase Price of the Property, whichever is higher.

6.4 In the event that the Purchaser is a body corporate, the Purchaser agrees that there shall be no changes to the Purchaser's directors and shareholders prior to the issuance of the Strata Title to the Property unless the Vendor's prior written consent has been first obtained by the Purchaser.

7. Restriction Against Variation By Purchaser

7.1 The Purchaser shall not carry out or cause to be carried out any variation to the Property and description therein or any alteration or addition to the Property or install or cause to be installed any fixture or fitting therein (hereinafter referred to as "**the renovation**") which will involve the amendment of the approved building plan or the submission of further plans without the prior written consent of the Vendor, the JMB or MC, whichever shall be the case. .

7.2 Pursuant to **Clause 7.1** above, the Purchaser shall give at least fourteen (14) days prior written notice to the Vendor or to the JMB or MC of such intention and shall also make good any damage caused to the ceilings, walls and floors of the other Building(s) (either adjoining above or below) occasioned thereby subject always that consent has been procured by the Purchaser from the Vendor, the JMB or MC , as the case may be.

7.3 The Purchaser shall permit the Vendor or the JMB or MC, whichever shall be the case, or its servants or agents at all reasonable times in the day to enter the Property with or without tools and appliances to examine the state and condition of the Property and the walls floors ceiling pipes cables and wires therein and to do any repairs or works therein which the Vendor solely consider necessary.

7.4 The Vendor or the JMB or MC, whichever shall be the case, shall be entitled to impose any term or condition including but not limited to the payment by the Purchaser of a refundable renovation deposit to secure for any damage caused or expense incurred by reason of the renovation carried out pursuant to **Clause 7.1** hereof.

7.5 In further amplification hereof, the Purchaser shall at all times observe and comply with all the guidelines imposed by the Vendor or the JMB or MC , as the case may be, and a copy of such guidelines will be made available to the Purchaser upon application.

8. Basis of Sale

8.1 The Vendor hereby agrees to sell and the Purchaser agrees to purchase the Property upon the terms and subject to the conditions appearing in this Agreement and subject to:-

(a) all conditions of title, restrictions in interest and to the implied conditions affecting the title to the Property ;

(b) on an "***as is where is***" basis with the Vendor making no representation or warranty of any kind, either express or implied including without limitation as to location, description, quality, conditions, measurements, area, suitability, fitness for purpose of the Property ; and

(c) with no warranty or representation given as to the defects of the Property , either express or implied, and the Vendor will not be liable to the Purchaser for anything in relation to the defects of the same.

8.2 The Purchaser has inspected the Property and purchases it with full knowledge of its actual state and conditions and shall take the Property as it stands and shall be deemed to have relied entirely on its own inspections, due diligence and investigation of the Property and all matters relating thereto.

8.3 It is further expressly declared and agreed that no error or mis-statement as to the description of the Property or area of the Property shall annul the sale of the Property , nor entitle the Purchaser to be discharged from the purchase herein.

9. Payment Of Service Charges & Sinking Fund

9.1 As at the date of full settlement of the Purchase Price of the Property by the Purchaser, the Purchaser shall be liable for and shall pay the Service Charges for the control, management, administration, repair, upkeep and maintenance of the Common Property and the provision of the Common Facilities provided by the JMB or the MC, as the case may be. The Purchaser shall pay **three (3) months' deposit** and **three (3) months' advance** in respect of the Service Charges and any payment thereafter shall be payable monthly in advance. In the case of a sub-sale, the deposit shall be credited to the intended buyer.

9.2 In addition to the Service Charges, the Purchaser shall pay a separate contribution to the Sinking Fund for the painting and repainting of any part of the Common Property, the acquisition of any moveable property for use in relation to the Common Property and renewal or replacement of any fixtures or fittings comprised in the Common Property or such other purposes as may be authorized or permitted under the Strata Management Act.

9.3 The rate of the monthly Service Charges payable to the JMB or MC, whichever shall be the case, shall be determined in accordance with the provisions of the Strata Management Act calculated based on the share units allocated to the Property and the rate of the contribution towards the Sinking Fund shall be an amount equivalent to ten per centum (10%) of the Service Charges.

9.4 The liability of the Purchaser to pay the Service Charges and contribute towards the Sinking Fund shall not be avoided, exonerated or reduced by the waiver of the use or enjoyment of the Common Property, the Common Facilities or any part thereof or the non-occupation or abandonment of the Property for which the Service Charges and the contribution towards the Sinking Fund is payable under any circumstances whatsoever.

10. Payment Of Outgoings

10.1 The Purchaser shall be liable for all outgoings including quit rent, insurance, sewerage charges (Indah Water Konsortium) and other charges payable in respect of the Property as from the date of full settlement of the Purchase Price of the Property and the Purchaser shall indemnify the Vendor or the JMB or MC, as the case may be, for such outgoings, such amount to be determined according to the provisional share units assigned to the Property.

11. Representation and Warranties of the Vendor

11.1 The Vendor hereby declares, represents and warrants with the Purchaser as follows:-

(a) that the Vendor is the beneficial owner of the Property;

(b) the said Land is charged to the Master Chargee for which the Property is a part thereof;

(c) that the Vendor shall not sell the Property to any third party during the continuance of this Agreement;

(d) that the Vendor has not been wound up and there are no winding up proceedings pending against the Vendor;

(e) that the Vendor has not at any time prior to and up to the date hereof entered into any agreement or arrangement, whether written or otherwise for the sale of the Property to any person, firm, corporation, body corporate or unincorporate nor granted an option or right of first refusal, whether in writing or otherwise, in favour of any person, firm, corporation, body corporate or unincorporate for the purchase of the Property;

(f) that no litigation, arbitration or administrative proceedings are presently current or pending or threatened against the Vendor which litigation, arbitration or administrative proceedings, as the case may be, might materially affect the Vendor's ability to perform its obligations under this Agreement or frustrate the completion of the transaction hereunder;

(g) that the Property or any part thereof is not subject to any acquisition by the relevant authorities under the Land Acquisition Act, 1960;

11.2 The Vendor agrees and acknowledges that the Purchaser is entering into this Agreement and agreeing to purchase the Property in reliance upon the declarations, representations, warranties and covenants set forth in **Clause 12.1** hereof and the Purchaser may treat the same as conditions of this Agreement and none of the declarations, representations and warranties shall be deemed in any way modified or discharged by the completion of the sale and purchase hereunder of the Property.

12. Default of the Parties

12.1 In the event that the Purchaser shall fail to pay the Purchase Price in accordance with this Agreement, the Vendors shall be entitled either to the right of specific performance or alternative, by notice in writing served on the Purchaser to claim for a sum equivalent to ten percent (10%) of the Purchase Price as agreed liquidated damages and upon payment of the same by Purchaser to Vendor within fourteen (14) days from the date of written notice from the Vendor, neither party hereto shall have any claim hereunder against the other party hereto save and except for any antecedent breach. In the event the Purchaser fails to pay the sum equivalent to ten percent (10%) of the Purchase Price as agreed liquidated damages by the aforesaid fourteen (14) days, Purchaser shall be liable for late payment interest at ten (10%) percentum per annum from the day after the aforesaid fourteen (14) days to the date of full payment.

12.2 If the Vendor shall fail for any reason whatsoever to complete the sale of the Property and/or breach any provisions of this Agreement, the Purchaser shall be entitled, at the Purchaser's option, to specific performance of the sale and purchase hereunder of the Property.

13. Delivery Of Vacant Possession

13.1 The Purchaser shall not be entitled to take vacant possession of the Property until the Purchaser has settled the Purchase Price of the Property and complied with all the terms and covenants herein contained.

13.2 It is hereby agreed that vacant possession of the Property shall be delivered by the Vendor to the Purchaser within five (5) Working Days from the date of full settlement of the Purchase Price of the Property Provided That the Purchaser has complied with all the terms and covenants herein contained including the settlement of the Purchaser's portion of the outgoings over the Property (hereinafter referred to as **"the Delivery Date"**).

13.3 All risks to the Property shall pass to the Purchaser as at the Delivery Date and thereafter any loss or damage to the Property or any part thereof shall be entirely at the risk of and be solely borne by the Purchaser.

13.4 The outgoings over the Property shall be apportioned as at the Delivery Date and any sums found due by one party to the other by virtue of such apportionment shall be paid within seven (7) days of the receipt by such party of written notification of the amount due. The Vendor shall furnish the Purchaser all documentary evidence of outgoings due for the Property.

13.5 The Parties hereto shall within one (1) month from the Delivery Date notify the relevant authority and the utility providers on the change of ownership of the Property.

14. Private Caveat

14.1 The Purchaser hereby agrees and covenants that the Purchaser shall not lodge a private caveat against the said Land or the Property.

14.2 In the event that a private caveat is lodged against the said Land or the Property by the Purchaser or any party authorized by the Purchaser , the Purchaser shall be solely responsible for and shall indemnify or keep the Vendor indemnified against all fees, costs and expenses (including the Vendor's Solicitors' costs on a solicitor and client basis) incurred in removing the said private caveat(s).

15. Purchaser's Covenants

15.1 The Purchaser shall observe and abide by all conditions, guidelines, rules and regulations governing the use and/or occupation of the Property and/or the Common Property . The same conditions, guidelines, rules and regulations shall also bind all the other purchasers of Units in the Complex as well as the Purchaser's tenant, permitted assigns and successors-in-title. These conditions, guidelines, rules and regulations may be amended, modified and /or varied from time to time at the absolute discretion of the Vendor or the JMB or MC, as the case may be.

16. Service Of Documents

16.1 Any notice, request or demand required to be served by either Party hereto to the other under this Agreement shall be in writing and shall be deemed to be sufficiently served –

(*a*) if it is sent by the Party or his solicitors by prepaid registered post addressed to the other Party at the other Party's address herein mentioned and in such a case it shall be deemed to have been received upon the expiry of a period of three (3) days from the date of posting of such registered letter; or

(b) if it is given by the Party or his solicitors by hand to the other Party at the other Party's address herein mentioned or his solicitors.

16.2 Any change of address by either Party shall be communicated to the other in writing.

17. Legal Fees And Costs

17.1 Each Party shall be responsible for its own solicitors' costs of and in connection with the preparation and completion of this Agreement including the subsequent transfer of the Property upon issuance of the strata title to the Property referred to in sub-clause 5.2 hereof.

17.2 The Purchaser shall pay for all costs incurred for conducting due diligence on the Property, stamp duties, registration fees or other charges payable on or incidental to the execution and completion of this Agreement and the subsequent transfer of the Property upon issuance of the strata title to the Property referred to in sub-clause 5.2 hereof.

18. Payment To Government

18.1 All whatsoever charges payable to the Government or local or other authority or body attributable to the ownership or possession of the Property payable after the date of full settlement of the Purchase Price of the Property and not expressly stipulated in this Agreement shall be borne by the Purchaser.

18.2 All taxes incurred or arising from the sale and purchase of the Property under this Agreement shall be borne and paid by the Purchaser.

19. Force Majeure

19.1 The Vendor shall not be liable to the Purchaser for any failure to fulfill any term of this Agreement if such fulfillment is delayed hindered or prevented by circumstances beyond the control of the Vendor including but not limited to acts of God, strikes, riot, civil commotion, act of war or any other circumstances of whatsoever nature beyond the control of the Vendor.

20. Schedule

20.1 Any Schedule hereto shall form part of this Agreement and shall be read, taken and construed as an essential part of this Agreement.

21. Persons To Be Bound By Agreement

21.1 This Agreement shall be binding upon the successors-in-title and assigns of the Vendor and upon the successors-in-title and permitted assigns of the Purchaser.

22. Miscellaneous

22.1 The Purchaser shall be liable for and shall pay the deposits, if applicable, and all charges for the supply of water and electricity to the Property and for all charges related to the installation and use of any telephone and other telecommunication services .

22.2 Notwithstanding anything provided or prescribed by law, the Vendor or the JMB or MC shall not be liable to the Purchaser or his family, servants, agents, licensees, invitees or any person or persons coming to or permitted to enter or use the Property for accidents happening or injuries sustained or for loss of or damage to goods or chattels however caused in the Property whether arising from the Vendor or the JMB or MC or that of their servants or agents or otherwise.

22.3 If for any cause beyond its control, the Vendor or the JMB or MC is unable to carry out or perform any of the services or maintenance for which maintenance charges are levied. the Vendor or the JMB or MC shall not be liable for any loss or damage that may howsoever be incurred by the Purchaser thereby.

22.4 The Purchaser agrees that:-

(a) the Vendor (or a person appointed by it) shall be entitled to name the buildings in the Project; and

(b) the Purchaser shall cause the JMB and the MC to maintain all signage displaying the buildings' names and will not remove such signage or change the buildings' names without the consent of the Vendor (which consent shall not be unnecessarily withheld by the Vendor).

22.5 This Agreement :-

(a) constitutes the entire agreement and understanding between the Parties with respect to the matters dealt with in this Agreement;

(b) supersedes any other agreement, letters, correspondence (oral or written or expressed or implied) entered into prior to this Agreement in respect of the matters dealt with in this Agreement; and

(c) was not entered into by the Parties in reliance of any agreement or understanding of any party not expressly contained or referred to in this Agreement.

22.6 This Agreement shall take effect from the date first herein above entered, irrespective of the diverse dates upon which the respective Parties may have executed this Agreement.

22.7 This Agreement may be executed in any number of counterparts :-

(a) each of which shall be deemed to constitute an original;

(b) all of which, taken together, shall constitute one and the same instrument; and

(c) the execution by a Party of any of which shall constitute execution by that Party of all such counterparts.

22.8 No amendment, variation, revocation, cancellation, substitution or waiver of, or addition or supplement to, any of the provisions of this Agreement shall be effective unless it is in writing and signed by both Parties.

22.9 Knowledge or acquiescence by any Party of, or in, any breach of any of the provisions of this Agreement shall not operate as or be deemed to be a waiver of such provisions and notwithstanding such knowledge or acquiescence, each Party shall remain entitled to exercise their rights under this Agreement, and at law, and to require strict performance by the other of all of the provisions of this Agreement.

22.10 This Agreement embodies all the terms and conditions agreed upon between the parties hereto as the subject matter of this Agreement and supersedes and cancel in all respect all previous agreement with respect to the subject matter hereof, whether such be written or oral.

22.11 Time shall be the essence of the contract in relation to all provisions of this Agreement.

23 Severability

If any term, clause or provision of this Agreement shall be judged or found to be invalid, void or unenforceable and/or illegal for any reason whatsoever, such invalidity, voidness, unenforceability and/or illegality shall not affect the validity, enforceability, legality and/or operation of any other term, clause or provision and such invalid, void, unenforceable and/or illegal term, clause or provision held to be invalid, void, unenforceable and/or illegal shall be deemed to have been deleted from this Agreement unless the term, clause or provision held to be invalid, void, unenforceable and/or illegal substantially impairs the benefits of the remaining portion of this Agreement.

24. Governing Laws and Jurisdiction

This Agreement shall be governed by and be construed in accordance with the laws of Malaysia. Parties agree to submit to the exclusive jurisdiction of the courts of Malaysia for any dispute arising under or in connection with this Agreement and the Property.

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FIRST SCHEDULE

(To be taken read and construed as an integral part of this Agreement)

PART I **Particulars of Purchaser**	**Name : TOGL TECHNOLOGY SDN. BHD.** **Company No : 1248393-W** **Registered Address : No. 32A-2, Jalan Teknologi 3/6C Taman Sains Selangor 1 Seksyen 3, Kota Damansara 47810 Petaling Jaya Selangor Malaysia.** **Business Address : Suite 35-04, Level 35, Menara Standard Chartered, No. 30, Jalan Sultan Ismail, 50250 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur.**
PART II **Particulars of the Property**	**All that commercial premises in the Project at Level Basement 1 of the Small Office Hip Offices (SOHO) known as SOHO 2, EMPIRE DAMANSARA as the same is more particularly delineated in RED in the Floor Plan annexed to the SECOND SCHEDULE measuring approximately 4,370 square feet in total built-up area and bearing the Postal Address of :** **Level Basement 1 SOHO 2 Empire Damansara, No. 2, Jalan PJU 8/8A, Damansara Perdana, PJU 8, Petaling Jaya, 47820 Selangor Darul Ehsan.**
PART III **The Purchase Price**	**Ringgit Malaysia Two Million Six Hundred And Twenty Two Thousand (RM2,622,000.00) only.**

SECOND SCHEDULE

(To be taken read and construed as an integral part of this Agreement)

FLOOR PLAN


37105
15280

	AREA(SQ.M.)	AREA(SQ.FT.)
MAIN PARCEL	406	4,370

SOHO 2
LEVEL BASEMENT 1

IN WITNESS WHEREOF the parties have set their hands/affixed their seals the day and the year first above written.

Signed by : for and on behalf of the above Vendor **MAMMOTH EMPIRE ESTATE SDN. BHD. [Company No. 725536-T]** in the presence of :-	]]]]]]]	MAMMOTH EMPIRE ESTATE SDN BHD (725536-T) DATO' CHEAH JOI YONG 701029-10-5765

CHONG KOK CHOY (BC/C/532)
Advocate and Solicitor
Kuala Lumpur

Signed by **NG BOON CHEE** **(NRIC No. 860928-23-5609** for and on behalf of the above Purchaser **TOGL TECHNOLOGY SDN. BHD.** **[Company No. 1248393-W]** in the presence of :-	]]]]]]]]	**TOGL TECHNOLOGY SDN. BHD.** **(1248393-W)** NG BOON CHEE